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                                                                                                                   Exhibit 12.1
                                                                                                                    6/20/2005
                            MISSISSIPPI POWER COMPANY
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2004
                       and the year to date March 31, 2005

                                                                                                                            Three
                                                                                                                            Months
                                                                                                                            Ended
                                                                                         Year ended December 31,         March 31,
                                                               --------------------------------------------------------------------
                                                               2000         2001         2002         2003       2004        2005
                                                               ----         ----         ----         ----       ----        ----
                                                               ------------------------------Thousands of Dollars------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                             $   91,457   $  106,391   $   120,905   $  120,827   $131,299    $  28,193
Interest expense, net of amounts capitalized                 28,101       23,568        18,650       14,369     13,724        4,175
Distributions on mandatorily redeemable preferred securities  2,712        2,712         3,016        2,520        630            0
AFUDC - Debt funds                                                0            0             0            0          0            0

                                                         ----------   ----------   -----------   ----------   --------    ---------
Earnings as defined                                      $  122,270   $  132,671   $   142,571   $  137,716   $145,653    $  32,368
                                                         ==========   ==========   ===========   ==========   ========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                               $   24,595   $   18,185   $    14,319   $   10,116   $  9,067    $   2,461
Interest on affiliated loans                                      0        1,002           206           55      2,218          791
Interest on interim obligations                               2,450        1,518             0            0          0            0
Amort of debt disc, premium and expense, net                  1,313          954         1,021        1,178      1,080          264
Other interest charges                                         (257)       1,909         3,104        3,020      1,359          659
Distributions on mandatorily redeemable preferred securities  2,712        2,712         3,016        2,520        630            0
                                                         ----------   ----------   -----------   ----------   --------    ---------
Fixed charges as defined                                 $   30,813   $   26,280   $    21,666   $   16,889   $ 14,354    $   4,175
                                                         ==========   ===========  ===========   ==========   ========    =========



RATIO OF EARNINGS TO FIXED CHARGES                            3.97         5.05          6.58         8.15      10.15         7.75
                                                             =====        =====         =====        =====     ======        =====

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